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                                                                   EXHIBIT 10.39

                                PROMISSORY NOTE

Santa Clara, California                                              $500,000.00

April 11, 1997

1. FOR VALUE RECEIVED, the undersigned STEPHEN P.A. FODOR AND JANELLE B. FODOR, HUSBAND AND WIFE, jointly and severally ("FODOR") unconditionally promise to pay to the order of Affymetrix Inc. ("Affymetrix") at 3380 Central Expressway, Santa Clara, California (or at such other addresss as the holder of this Note may designate by notice to -), the sum Five Hundred Thousand Dollars ($500,000.00) with interest from the date hereof at 6.49% simple interest per annum.

2. This Note, including all outstanding principal and any interest due hereon shall be paid in full five years from the date of this Note.

3. This Note shall become immediately due and payable in full: upon sale of FODOR'S residence at 1120 PARKINSON AVENUE, PALO ALTO, CA; if any payment is not made when due; or upon termination of FODOR'S employment for any reason. FODOR requests and authorizes Affymetrix to withhold any such balance due from any salary, sale of Affymetrix stock, stock options or other compensation due or payable to Fodor.

4. FODOR agrees to pay all reasonable costs of collection of this Note if payments are not paid when due. If legal action is necessary to enforce or collect this Note, such costs shall include, without limitation, reasonable attorney's fees. Interest shall accrue on all past due payments at the rate of 10% per annum or the highest rate permitted by law if lower.

5. This Note shall be governed by and construed in accordance with the internal laws of the State of California. FODOR consents to personal jurisdiction in any court in Santa Clara County, California.

          /s/ STEPHEN P.A. FODOR
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Witness:                                          Date:      4/11/97
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